Exhibit 10.13

April 5, 2021

James McPherson

Dear Jim:

The purpose of this letter agreement (this “Agreement”) is to confirm the terms of the remainder of your employment with Olaplex, Inc. (the “Company”) and your separation from the Company, as follows:

1.    Transition Period and Separation Date.

(a)    Effective as of the date hereof (the “Transition Date”) through the date on which your employment terminates (the “Separation Date”), you will continue to be employed by the Company on a full-time basis. Provided that you comply in full with your obligations hereunder, it is expected that the Separation Date will be August 31, 2021. The period beginning on the Transition Date and concluding on the Separation Date is hereinafter referred to as the “Transition Period”.

(b)    It is anticipated that you will continue to serve as the Company’s Chief Financial Officer through the date on which the Company’s 2020 annual financial audit is completed. Following the date you cease to serve as the Company’s Chief Financial Officer (the “CFO Transition Date”), and until the Separation Date, you will be employed in a senior advisor role, with responsibility for completion of the deliverables set forth in Exhibit A hereto (the “Transition Plan Deliverables”). You will also perform such duties as may be reasonably assigned to you from time to time by the Company’s Chief Executive Officer or her designee, and assist with the transition of your duties and responsibilities to any Company designees. You will continue to devote your best professional efforts to the Company, and to abide by all Company policies and procedures as in effect from time to time.

(c)    During the Transition Period, if you meet the performance expectations for your role and complete the Transition Plan Deliverables, you will be eligible for the following: (i) you will continue to receive your base salary, payable at the rate in effect as of the date hereof, and to participate in all employee benefit plans of the Company in accordance with the terms of those plans; and (ii) you will be eligible to receive payment of your 2020 bonus (prorated based on the portion of 2020 during which you were employed by the Company) upon completion of the 2020 annual financial audit.

(d)    You acknowledge and agree that, as of the date hereof, all options (whether vested or unvested) to purchase shares of common stock of Penelope Holdings Corp. (“Parent”) granted to you on July 8, 2020 under the Nonqualified Stock Option Award Agreement (the “Award Agreement”) between you and Parent will terminate and be forfeited, and you waive any rights you may have with respect to such options or under the Award Agreement or the Penelope Holdings Corp. 2020 Omnibus Equity Incentive Plan (the “Plan”).

(e)    Your employment with the Company may be terminated prior to August 31, 2021 (i) by mutual agreement between you and the Company, (ii) by the Company for Cause (as defined in the Plan), or (iii) if the Company determines, in its sole discretion, that you have not met the performance expectations expected for your role or have not made reasonable progress toward satisfying the Transition Plan Deliverables (each, a termination for “Performance”).

2.    Final Salary. You will receive, on or before the Company’s next regular payday following the Separation Date, pay for all work you performed for the Company through the Separation Date, to the extent not previously paid. You will receive the payments described in this Section 2 regardless of whether or not you sign this Agreement.

3.    Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder, including your obligation to execute a post-employment general release and waiver of claims in the form attached hereto as Exhibit C (the “Release”), and provided that your employment continues after May 4, 2021, you complete the Transition Plan Deliverables, and your employment is not terminated by the Company for Performance or Cause, the Company will provide you with the following severance benefits: (i) the Company will make a lump-sum payment to you, in an amount equal to $600,000 plus $50,000 for each month of employment you complete hereunder between the CFO Transition Date and the Separation Date (prorated for any partial month), with payment made on the Company’s first regular payroll date that is at least five (5) days following the later of the effective date of the Release or the date it is received by the Company; and (ii) if you are enrolled in the Company’s group medical, dental and/or vision plans on the Separation Date, and you elect to continue your participation and that of your eligible dependents in those plans for a period of time pursuant to the federal law known as “COBRA” or similar applicable state law (together, “COBRA”), the Company will contribute the monthly amount of $1,334.49 (the “Monthly Premium Payment”) to your premium costs for such participation until the earlier of (a) the date that is twelve (12) months following the Separation Date and (b) the date that you cease to be eligible for coverage under COBRA or Company plans. Notwithstanding the foregoing, in the event that the Company’s payment of the Monthly Premium Payment would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit. For the avoidance of doubt, you will not be eligible for the benefits described in this Section 3 if you voluntarily resign your employment with the Company prior to August 31, 2021.

4.    Acknowledgement of Full Payment and Withholding.

(a)    You acknowledge and agree that the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company or any of its Affiliates, whether for services provided to the Company or any of its Affiliates or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you.

(b)    All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

5.    Status of Employee Benefits, Paid Time Off and Expenses.

(a)    Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group health plans under COBRA, including as set forth in Section 3 above, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to be eligible for paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b)    Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

6.    Continuing Obligations, Confidentiality and Non-Disparagement.

(a)    Subject to Section 8(b) of this Agreement, you acknowledge that you continue to be bound by your obligations under the Employee Agreement dated as of April 30, 2020 and the Restrictive Covenants Agreement (the “RCA”) by and among you, the Company and Parent made and effective as of July 8, 2020 (collectively, the “Continuing Obligations”). Notwithstanding the foregoing, the non-competition provision contained in Section 3.1 of the RCA is hereby amended such that it is consistent with Sections 6(b)(1) and (2) below.

(b)    In exchange for the benefits provided to you under this Agreement, to which you would not otherwise be entitled, you also agree as follows:

1.    During the six (6)-month period immediately following the Separation Date (the “Initial Non-Competition Period”), you will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates in any geographic area in which the Company or any of its Affiliates does business or is actively planning to do business as of the Separation Date (the “Restricted Area”), or undertake any planning for any business competitive with the Company or any of its Affiliates in the Restricted Area.

2.    During the twenty-four (24)-month period immediately

following the Separation Date (the “Restricted Period”), you will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates in the Restricted Area for or on behalf of any of the named competitors set forth on Exhibit B hereto (each, together with any affiliate or successor, a “Named Competitor”), or undertake for or on behalf of any Named Competitor any planning for any business competitive with the Company or any of its Affiliates in the Restricted Area.

3.    During the Restricted Period, you will not directly or indirectly (i) solicit or encourage any customer (other than a retail consumer who is a natural person), vendor, supplier, manufacturer or other business partner (collectively “Business Partners” and each, a “Business Partner”) of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (ii) seek to persuade any such Business Partner, or any prospective Business Partner of the Company or any of its Affiliates, to conduct with anyone else any business or activity which such Business Partner or such prospective Business Partner conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a Business Partner of the Company or any of its Affiliates at any time within the two (2)-year period immediately preceding the activity restricted by this Section 6(b)(2) or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such two (2)-year period, other than by form letter, blanket mailing or published advertisement, and (z) only if you have performed work for such Business Partner during your employment with the Company or any of its Affiliates or been introduced to, or otherwise had contact with, such Business Partner as a result of your employment or other associations with the Company or any of its Affiliates or have had access to Confidential Information which would assist in your solicitation of such Business Partner. For purposes of this Agreement, “Confidential Information” means any and all information of the Company or any of its Affiliates (or any of their predecessors) that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates (or any of their predecessors) with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

4.    During the Restricted Period, you will not, directly or indirectly, (i) employ or engage, or solicit for employment or engagement, any person who was employed by the Company or any of its Affiliates within the twelve (12)-month period immediately preceding the Separation Date, or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them; provided, however, that the foregoing shall not apply with respect to your (a) soliciting any such person who has not been employed or engaged by the Company or any of its Affiliates for at least twelve (12) months or (b) causing to be placed any general advertisements in newspapers and/or other media of general circulation (including advertisements posted on the Internet or social media) that are not targeted specifically at any such person.

5.    In signing this Agreement, you give the Company assurance

that you have carefully read and considered all the terms and conditions of this Agreement. You agree without reservation that the restraints contained herein are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 6(b), the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition, and not as an alternative, to any other remedies available to it (including without limitation any remedies set forth in the Award Agreement or the Plan), shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder. So that the Company may enjoy the full benefit of the covenants contained herein, you further agree that the Initial Non-Competition Period and Restricted Period, as applicable, shall be tolled, and shall not run, during the period of any breach by you of any such covenants. You and the Company further agree that, in the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of your employment or other association with the Company or any of its Affiliates, shall operate to excuse you from the performance of your obligations hereunder.

(c)    Subject to Section 8(b) of this Agreement, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

(d)    Subject to Section 8(b) of this Agreement, you agree that you will never disparage or criticize any of the Released Parties (as defined below), the Company, its Affiliates, their business, their management or their products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

7.    Return of Company Documents and Other Property. In signing this Agreement, you agree that you will return to the Company, on or before the Separation Date, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you agree that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates following the Separation Date. Recognizing that your employment with the Company will terminate as of the Separation Date, you agree that you will not, following the Separation Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, you agree to disclose to the Company, on or before the Separation Date, any and all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

8.    General Release and Waiver of Claims.

(a)    In exchange for the benefits provided to you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that you have had in the past, now have, or might now have, against the Company or any of its Affiliates of any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of your employment, its termination, or your other associations with the Company or any of its Affiliates, under the Award Agreement or the Plan, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and you hereby waive, any and all such Claims.

(b)    Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

(c)    This Agreement, including the general release and waiver of claims set forth in Section 8(a), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21), before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 6(c) above; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(d)    You agree to sign the Release by the later of seven (7) days following the Separation Date and twenty-one (21) days following the date hereof (and in no event before the Separation Date). You further agree that a signed and unrevoked Release is an express condition to your receipt and retention of the severance benefits described in Section 3 above.

9.    Miscellaneous.

(a)    This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations, which shall remain in full force and effect in accordance with their terms, as amended herein.

(b)    This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or her expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c)    The obligation of the Company to provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and of the Continuing Obligations.

(d)    This is a New York contract and shall be governed and construed in accordance with the laws of the State of New York, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of and in the State of New York in connection with any dispute arising out of this Agreement.

[Rest of page intentionally left blank.]

If the terms of this Agreement are acceptable to you, please sign, date and return it to me on or before April 16, 2021. You acknowledge that you have had at least twenty-one (21) days to consider the terms of this Agreement since you received it substantially in its final form on March 26, 2021, and you and the Company agree that the changes made to the March 26, 2021 version of this Agreement will not restart the twenty-one (21) day period. You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying me in writing of your revocation within that period, and this Agreement shall not become effective or enforceable until that seven (7)-day revocation period has expired. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

OLAPLEX, INC.

By:	/s/ JuE Wong
Name: JuE Wong
Title: Chief Executive Officer

Accepted and agreed:

Signature:	/s/ Jim MacPherson
James MacPherson

Date:	April 5, 2021